Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2006 with respect to the consolidated financial statements of Great China Mining, Inc. as of and for the years ended December 31, 2005 and 2004, in Amendment No. 5 to the Registration Statement on Form F-4 of Continental Minerals Corporation dated November 28, 2006 related to the merger of Continental Minerals Corporation and Great China Mining Inc.

/s/ Clancy and Co

Clancy and Co., P.L.L.C.

Scottsdale, Arizona

November 28, 2006